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                                                                      EXHIBIT 12

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

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
                                                                         FOR THE YEARS ENDED DECEMBER 31,
                -----                              -------------------------------------------------------------------------
                TITLE                                 1994         1995        1996        1997          1998        1999
                -----                              ----------   ----------  ----------  ----------    ----------   ---------
(A) Earnings before income taxes,
     minority interest, extraordinary
     item and accounting changes .............     $  896.0     $2,742.0     $  939.0     $  143.0     $  429.0     $  448.0


(B) Less: Minority interest
     expense, net of taxes ...................        (54.0)      (166.0)      (180.0)      (140.0)       (87.0)      (163.0)

(C) Add: Fixed charges
     excluding capitalized interest ..........        554.4        740.3        802.1        826.6        866.7        820.9

(D) Add: Amortization of
     previously capitalized interest .........         27.7         29.6         34.2         37.0         38.8         17.0

(E) Less: Equity in undistributed
     earnings of affiliates ..................        (49.1)       (94.5)         6.2        (40.4)        23.7        (41.6)
                                                  ----------    ----------   ----------   ---------    ----------   ---------
(F) EARNINGS BEFORE INCOME TAXES,
     MINORITY INTEREST, EXTRAORDINARY ITEM,
      ACCOUNTING CHANGES AND FIXED CHARGES         $1,375.0     $3,251.4     $1,601.5     $  826.2     $1,271.2     $1,081.3
                                                  ==========    ==========   ==========   =========    ==========   =========
FIXED CHARGES

(G)  Interest and amortization of debt expense     $  501.8     $  664.9     $  699.5     $  720.0     $  716.9     $  611.5

(H)  Interest factor attributable to rentals .         52.6         64.8         79.0         83.0         80.7         76.3

(I)  Preferred dividends of subsidiary .......                      10.6         23.6         23.6         69.1        133.1

(J)  Capitalized interest ....................         39.6         66.9         71.2         71.6         53.4         29.3
                                                  ----------    ----------   ----------   ---------    ----------   ---------

(K)  TOTAL FIXED CHARGES .....................     $  594.0     $  807.2     $  873.3     $  898.2     $  920.1     $  850.2
                                                  ==========    ==========   ==========   =========    ==========   =========
(L)  RATIO OF EARNINGS TO FIXED CHARGES ......          2.31         4.03         1.83                      1.38         1.27
                                                  ==========    ==========   ==========   =========    ==========   =========
(M)  DEFICIENCY IN EARNINGS
      NECESSARY TO COVER FIXED CHARGES .......                                            $  (72.0)
                                                                                          ==========
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